[Letterhead of Sullivan & Cromwell LLP]
Exhibit 8.1
August 9, 2010
American International Group, Inc.
    70 Pine Street,
        New York, New York 10270.
Ladies and Gentlemen:
     We have acted as your United States federal income tax counsel in connection with Post-Effective Amendment No. 1 to the registration statement under the Securities Act of 1933 (the “Act”) on Form S-3 that you filed with the Securities and Exchange Commission on the date hereof (the registration statement, as amended by Post-Effective Amendment No. 1 is referred to as the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “United States Taxation Considerations” in the Prospectus relating to the offer and sale of senior debt securities, common stock, preferred stock and depositary shares (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP